Exhibit 12.1

                        BNP Residential Properties, Inc.

                   Ratio of Earnings To Combined Fixed Charges
                                       And
                            Preferred Stock Dividends

                             (Dollars in thousands)

                                                           Year Ended December 31,
                                     2003            2002           2001            2000           1999
                                     ----            ----           ----            ----           ----

Earnings:

Income from continuing
   operations before minority
   interest                        $  (66,429)     $ 1,526,547    $ 2,469,602     $ 2,577,523    $ 3,454,260
Interest expense                    12,999,668      11,452,044     11,100,269      11,150,565     10,703,014
Amortization of deferred
   financing costs                     321,833         256,056        189,403         173,016        162,886
                                 -------------- --------------- -------------- --------------- --------------
Total earnings                     $13,255,072     $13,234,647    $13,759,274     $13,901,104    $14,320,160
                                 ============== =============== ============== =============== ==============

Fixed charges and preferred stock dividends:
Interest expense                   $12,999,668     $11,452,044    $11,100,269     $11,150,565    $10,703,014
Interest capitalized                         0               0              0               0              0
Amortization of deferred
   financing costs                     321,833         256,056        189,403         173,016        162,886
                                 -------------- --------------- -------------- --------------- --------------

Total fixed  charges                13,321,501      11,708,100     11,289,672      11,323,581     10,865,900
Preferred stock dividends              660,616         322,603          2,740               0              0
                                 -------------- --------------- -------------- --------------- --------------
Total fixed charges and
   preferred stock dividends       $13,982,117     $12,030,703    $11,292,412     $11,323,581    $10,865,900
                                 ============== =============== ============== =============== ==============
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                        0.95(1)         1.10           1.22            1.23           1.32
                                 ============== =============== ============== =============== ==============

(1) Earnings are inadequate to cover fixed charges by $727,045 for the year ended December 31, 2003


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